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                                                                       EXHIBIT 1

                      CONTACT: Gale L. Griffin 201/894-2407
                               Vice President, Corporate Communications


          CPC INT'L BOARD OF DIRECTORS APPROVES CORN REFINING SPIN-OFF

         ENGLEWOOD CLIFFS, NJ, November 18, 1997 -- The Board of Directors of CPC International Inc. today approved the spin-off to shareholders of CPC's corn refining business into an independent publicly-owned company. The spin-off is scheduled to be completed on December 31, 1997. The new company has been named Corn Products International, Inc., and will trade on the New York Stock Exchange under the ticker symbol CPO.

         Following the completion of the spin-off, shareholders of CPC International will receive one share of Corn Products International for every four CPC shares owned on December 15, 1997, with stock certificates expected to be mailed on or about January 2, 1998.

         In addition to approving the spin-off, the Board of Directors declared that CPC shareholders of record at the close of business January 9, 1998, will receive the company's regular quarterly dividend of $.45 per share, payable January 26, 1998.

         The objective of the spin-off, according to C.R. Shoemate, CPC's chairman and chief executive officer, is "to give both CPC and the new corn refining company the focus, flexibility, and resources they need for faster growth of sales, volumes, and profits."

         Corn Products International has businesses spanning 21 countries and is one of the largest corn refining companies in the world. It comprises CPC's corn refining operations in the United States, Canada, Latin America, Africa, and Asia; its interest in a joint venture in Mexico; and other joint venture interests, as well as licensing and technical agreements, chiefly in Africa and Asia.
         CPC's corn refining operations had sales from wholly-owned operations of $1.5 billion in 1996. Its joint ventures and alliances around the world accounted for another $1 billion in unconsolidated sales. It is the world market leader in dextrose and corn starch and will be well positioned to benefit from recent open-market agreements and the trend toward global suppliers serving global customers.

         The remaining operations of CPC International -- in consumer foods, baking, and foodservice -- will continue as a global branded packaged food company under the new name, Bestfoods. Seventeen of its brands each generate annual sales of more than $100 million, including the $2.4 billion-a-year Knorr brand and Hellmann's mayonnaise, the lead brand in its $1.9 billion dressings business. Its operations, in more than 60 countries, had sales of $8.5 billion in 1996 and have achieved a compounded annual growth rate of 11% in both sales and operating income over the past 10 years, on a pro forma basis and excluding special charges. Beginning January 2, 1998, it will trade on the New York Stock Exchange under the ticker symbol BFO.
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         Commenting on the spin-off, Mr. Shoemate said, "January 1st will be a great day for CPC shareholders, who will become the owners of not just one strong company but two. Each company will begin its new life with well-established international operations, leading market positions, and highly experienced and focused management. As global enterprises, both are solidly positioned for aggressive growth."

This press release includes forward-looking statements that involve risk and uncertainty. Although the company believes its expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove correct. Actual results and developments may differ materially.


ABOUT CPC INTERNATIONAL: CPC International Inc. is among the largest U.S. food companies and ranks as one of the 100 largest industrial companies in the U.S., with sales of $9.8 billion in 1996. Best known among CPC's U.S. products are:
Hellmann's and Best Foods mayonnaise and dressings; Mazola corn oil and margarine; Skippy peanut butter; Knorr soups, sauces, and bouillons; Entenmann's sweet baked products; Thomas' English muffins; Arnold, Brownberry, Freihofer's, and Oroweat breads; Boboli pizza crusts; Mueller's pasta; and Karo syrup. CPC's global Knorr brand comprises one of the world's most extensive lines of products. CPC is one of the nation's most international food companies, with operations in 60 countries and products marketed in 110 countries. CPC is also one of the largest corn refiners, with operations in North America and Latin America. CPC has announced a plan to spin off its Corn Refining Business as a independent company to shareholders. For more information, visit the company's Web site on the Internet at: http://www.cpcinternational.com.